Exhibit (a) (1) (BB)

Suite 1120, Cathedral Place,

925 West Georgia Street

Vancouver, British Columbia,

Canada V6C 3L2

Tel: (604) 687-6600

Toll Free: 1-888-411-GOLD

Fax: (604) 687-3932

Email: info@aurizon.com

www.aurizon.com

Toronto Stock Exchange Ticker Symbol – ARZ NYSE MKT Ticker Symbol – AZK U.S. Registration (File 001-31893) News Release Issue No. 11 -2013

March 5, 2013

FOR IMMEDIATE RELEASE

Aurizon Reiterates REJECTION of the Alamos Offer

Recommends Support for Superior Terms of the Hecla Arrangement

Vancouver, British Columbia, March 5, 2013 – Aurizon Mines Ltd. (TSX:ARZ)(NYSE MKT:AZK) (“Aurizon” or the “Company”) today reiterated its recommendation that shareholders REJECT the previously announced offer by Alamos Gold Inc. (“Alamos”). Aurizon also reiterated its recommendation that Aurizon shareholders support the arrangement whereby Hecla Mining Company (NYSE:HL) will acquire all of the outstanding common shares of Aurizon (the “Arrangement”).

Aurizon recommends that shareholders support the Arrangement with Hecla on the basis of its:

•

Superior value: the current implied Hecla transaction value of CAD$4.55 per share represents a premium to the current implied CAD$4.28 per share value of the Alamos offer based on the closing share prices of Alamos and Hecla on March 4, 2013 and assuming that all shareholders elected to receive cash or shares.

•	Greater value certainty: the Hecla transaction provides a maximum cash consideration of approximately CAD$513.6 million, 68% higher than the maximum $305 million cash available under the Alamos offer.

•

Rigorous Process: the Board, acting on the recommendation of its Special Committee, after consultation with its financial and legal advisors, determined that the Hecla transaction is fair to Aurizon’s shareholders and is in the best interests of Aurizon. Scotia Capital Inc. and CIBC World Markets Inc. delivered an opinion to the Board and the Special Committee, respectively, that, based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration offered by Hecla pursuant to the Arrangement is fair, from a financial point of view to the Aurizon shareholders other than Hecla and its affiliates.

Details of Hecla Arrangement

Under the terms of the Hecla Arrangement, Aurizon shareholders may elect to receive in exchange for each Aurizon Share, CAD$4.75 per share or 0.9953 of a Hecla share or a combination of both, subject in each case to pro-ration based on a maximum cash consideration of approximately CAD$513.6 million and a maximum of approximately 57,000,000 Hecla shares. Assuming that all shareholders elect to receive either cash or Hecla shares, the consideration will be fully pro-rated with each shareholder being entitled to receive CAD$3.11 in cash and 0.3446 of a Hecla share for each Aurizon share.

Recommendation to REJECT the Alamos Offer

The Board of Directors of Aurizon unanimously recommended that shareholders REJECT the previously announced offer by Alamos Gold Inc. Shareholders who have questions or who may have already tendered their shares to the Alamos Offer and wish to withdraw them, may do so by contacting our Information Agent, Georgeson Toll Free (North America): 1-888-605-7616, Outside North America Call Collect: 1-781-575-2422 or Email: askus@georgeson.com.

News Release – March 5, 2013 Aurizon Reiterates REJECTION of the Alamos Offer	Page 2

About Hecla Mining Company

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho and exploration and pre-development properties in four world-class silver mining districts in the U.S. and Mexico.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world’s most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the NYSE MKT under the symbol “AZK”. Additional information on Aurizon and its properties is available on Aurizon’s website at www.aurizon.com.

Contacts:

Media:

Longview Communications

Trevor Zeck (604) 375-5941 or Nick Anstett (416) 649-8008

Investor relations:

Jennifer North, Manager Investor Relations

Aurizon Mines Ltd.

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-800-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com

Forward Looking Statements

This news release contains forward-looking information (as defined in the Securities Act (British Columbia)) and forward-looking statements that are prospective in nature (collectively, “forward-looking statements”). All statements other than statements of historical fact may be forward-looking statements. In this news release, such forward-looking statements include statements regarding the ability of the Company and Hecla to consummate the Arrangement on the terms and in the manner contemplated in the Arrangement Agreement and, the anticipated value of the combined entity. These forward-looking statements are based on a number of assumptions, including assumptions regarding the time required to prepare and mail meeting materials to the Aurizon securityholders, the ability of the parties to receive, in a timely manner and on satisfactory terms, the necessary court, shareholder, stock exchange and regulatory approvals and the ability of the parties to satisfy in a timely manner, the conditions to the closing of the Arrangement; the value of Aurizon’s assets, in particular Casa Berardi; the value of Hecla’s assets; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; interest and exchange rates; the price of gold, silver and other metals; competitive conditions in the mining industry; title to mineral properties; financing requirements; general economic conditions; and changes in laws, rules and regulations applicable to Aurizon and Hecla. Although management of Aurizon believes that the assumptions made and the expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking statements contained in this news release and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects. Factors which could cause actual results to differ materially from current expectations include non-completion of the Arrangement, including due to the parties failing to receive, in a timely manner and on satisfactory

News Release – March 5, 2013 Aurizon Reiterates REJECTION of the Alamos Offer	Page 3

terms, the necessary court, shareholder, stock exchange and regulatory approvals or the inability of the parties to satisfy in a timely manner the other conditions to the closing of the Arrangement; changes in market conditions; actual results being materially different than reserve and resource estimates, grades, mine life and cash cost estimates; variations in ore grade or recovery rates; risks relating to international operations; fluctuations in gold, silver and other metal prices and currency exchange rates; failure to obtain any required financing; inability to successfully complete new development projects, planned expansions or other projects within the timelines anticipated; adverse changes to general economic conditions or laws, rules and regulations applicable to Aurizon or Hecla; changes in project parameters; the possibility of project cost overruns or unanticipated costs and expenses; labour disputes and other risks of the mining industry; failure of plant, equipment or processes to operate as anticipated; risk that estimated costs, including costs of labor, equipment and materials, including power, are not as anticipated; the risk of an undiscovered defect in title or other adverse claim; that results of exploration activities will be different than anticipated; and those risks set forth in Aurizon’s Annual Information Form dated March 30, 2012 and in Hecla’s filings with the U.S. Securities and Exchange Commission, which are available respectively on Sedar at www.sedar.com and on Edgar at www.sec.gov/. You should not place undue reliance on any forward-looking statements contained in this news release. Aurizon specifically disclaims any obligation to reissue or update these forward-looking statements as a result of new information or events after the date hereof, except as may be required by law.